Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 18, 2013, with respect to the consolidated financial statements of Sundance Energy Australia Limited as of December 31, 2012 and for the six-month period then ended, included in the Registration Statement (Amendment No. 1 to Form F-1) and related Prospectus of Sundance Energy Australia Limited for the registration of shares of its common stock.

/s/ Ernst & Young

680 George Street

Sydney NSW 2000 Australia

January 21, 2014